MANAGEMENT
                                    AGREEMENT



                                     between



                                  KC OPCO, LLC

                                     (OPCO)



                                       and



                        KINDERCARE LEARNING CENTERS, INC.

                                    (MANAGER)



                                  JULY 1, 2003

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                                Table of Contents

                                                                            Page


ARTICLE I CERTAIN DEFINITIONS..................................................1

     Section 1.1.  "Accounting Period".........................................1
     Section 1.2.  "Affiliates"................................................1
     Section 1.3.  "Annual Business Plan"......................................1
     Section 1.4.  "Emergency Repairs".........................................1
     Section 1.5.  "Facilities"................................................2
     Section 1.6.  "Fiscal Year"...............................................2
     Section 1.7.  "Fiscal Year Commencement Date".............................2
     Section 1.8.  "Fiscal Year Expiration Date"...............................2
     Section 1.9.  "Furniture, Fixtures, and Equipment or FF&E"................2
     Section 1.10. "Gross Operating Revenues"..................................2
     Section 1.11. "Ground Lease"..............................................2
     Section 1.12. "Independent Auditor".......................................2
     Section 1.13. "Kindercare Intellectual Property"..........................3
     Section 1.14. "KC Operating Period".......................................3
     Section 1.15. "Loan Agreement"............................................3
     Section 1.16. "Loan Documents"............................................3
     Section 1.17. "Management Commencement Date"..............................3
     Section 1.18. "Management Fee"............................................3
     Section 1.19. "Mortgagee".................................................3
     Section 1.20. "Operating Funds"...........................................3
     Section 1.21. "Propco"....................................................3

ARTICLE II ENGAGEMENT OF MANAGER AND COMMENCEMENT OF MANAGEMENT
     OF THE FACILITIES.........................................................4

     Section 2.1.  Engagement of Manager to Manage Facilities..................4
     Section 2.2.  Management Commencement Date and Pre-Commencement
                   Activities..................................................4

ARTICLE III OPERATION OF THE fACILITIES AFTER THE MANAGEMENT
     COMMENCEMENT DATE.........................................................4

     Section 3.1.  Duty and Authority of Manager...............................4
     Section 3.2.  Operational Standards.......................................6
     Section 3.3.  Agreements with Related Parties.............................7
     Section 3.4.  Emergency Repairs...........................................7
     Section 3.5.  INTENTIONALLY OMITTED.......................................7
     Section 3.6.  KinderCare Intellectual Property............................7
     Section 3.7.  Compliance with Terms of the Loan Documents.................7
     Section 3.8.  Tuition Fees................................................9
     Section 3.9.  Credit Policies.............................................9
     Section 3.10. Collection Practices........................................9
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ARTICLE IV OPERATING EXPENSES PAID BY OPCO.....................................9

     Section 4.1.  Expenses Incurred by Manager on Behalf of Opco..............9
     Section 4.2.  Debts and Liabilities to Third Parties......................9
     Section 4.3.  Manager Not Obligated to Advance Own Funds.................10

ARTICLE V SUPPORT SERVICES PAID BY MANAGER'S AFFILIATES.......................10

     Section 5.1.  Normal Consulting Services of Manager's Affiliates.........10
     Section 5.2.  Exceptions for Certain Support Services of
                   Manager's Affiliates.......................................10

ARTICLE VI COMPLIANCE WITH LAWS...............................................10

     Section 6.1.  Compliance by Manager and Opco After Management
                   Commencement Date..........................................10
     Section 6.2.  Opco's Right to Contest or Postpone Compliance.............11

ARTICLE VII AGENCY ACCOUNT, OPERATING FUNDS, AND RESERVE FUND ACCOUNT.........11

     Section 7.1.  Agency Account.............................................11

ARTICLE VIII BOOKS, RECORDS AND FINANCIAL STATEMENTS..........................12

     Section 8.1.  Accounting System..........................................12
     Section 8.2.  Financial Statements.......................................12

ARTICLE IX ANNUAL BUSINESS PLAN...............................................12

     Section 9.1.  Preparation of Annual Business Plan........................12
     Section 9.2.  Annual Business Plan Disputes..............................13
     Section 9.3.  Deviations from Annual Business Plan.......................13
     Section 9.4.  Loan Documents.............................................14

ARTICLE X MANAGER'S FEES AND REIMBURSEMENTS...................................14

     Section 10.1. Management Fee.............................................14
     Section 10.2. Technical or Procurement Services..........................14

ARTICLE XI INSURANCE..........................................................14

     Section 11.1. Insurance Coverage.........................................14
     Section 11.2. Waiver of Subrogation - Opco Assumes Risk of Adequacy......15

ARTICLE XII TERM OF AGREEMENT AND TERMINATION.................................15

     Section 12.1. Term.......................................................15
     Section 12.2. Early Termination..........................................15
     Section 12.3. Liabilities upon Termination...............................16
     Section 12.4. Termination Procedure......................................16
     Section 12.5. Certain Opco Defaults......................................16
     Section 12.6. Obligations Following Termination..........................16

ARTICLE XIII REPRESENTATIONS AND COVENANTS....................................17

     Section 13.1. Opco's Representations.....................................17
     Section 13.2. Manager's Representations..................................18

ARTICLE XIV ASSIGNMENT........................................................18

     Section 14.1. Assignment.................................................18

ARTICLE XV INDEMNIFICATION AND LIMITATION OF LIABILITY........................18

     Section 15.1. Opco's Indemnification.....................................18
     Section 15.2. Manager's Indemnification..................................19
     Section 15.3. Indemnification Procedure..................................19
     Section 15.4. Good Faith Judgment........................................20

ARTICLE XVI MISCELLANEOUS.....................................................20

     Section 16.1. Severability...............................................20
     Section 16.2. Agency 20
     Section 16.3. Meetings...................................................20
     Section 16.4. Consents...................................................20
     Section 16.5. Applicable Law.............................................20
     Section 16.6. Successors Bound...........................................20
     Section 16.7. Headings...................................................21
     Section 16.8. Incorporation of Recitals..................................21
     Section 16.9. Notices21
     Section 16.10.Entire Agreement...........................................22
     Section 16.11.Manager's Authority Limited................................22
     Section 16.12.Exclusive Compensation.....................................22
     Section 16.13.Property Rights............................................23
     Section 16.14.Attorneys' Fees............................................23
     Section 16.15.Complimentary/Discount Policies............................23
     Section 16.16.Amendments and Modifications...............................23


     Exhibit A..................................................................

                              MANAGEMENT AGREEMENT


          This Management Agreement ("Agreement") is made as of July ___, 2003 by and between KC Opco, LLC, a Delaware limited liability company (hereinafter referred to as "Opco"), and KinderCare Learning Centers, Inc., a Delaware corporation ("Manager").

                                   BACKGROUND

          A. Opco is the lessee of those certain early childhood care and education facilities listed on Exhibit A attached hereto (collectively the "Facilities");

          B. Subject to the terms and provisions of this Agreement, Opco desires to have Manager assist Opco in managing and operating the Facilities; and

          C. Manager is willing to perform such services as agent of and for the account of Opco in accordance with the terms hereof.

                                    AGREEMENT

          NOW THEREFORE, in consideration of the foregoing recitals and the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

          Section 1.1. "Accounting Period" shall mean for any Fiscal Year, each of four accounting periods, with the first such period consisting of the first 16 weeks of the Fiscal Year and the subsequent three accounting periods each consisting of 12 weeks during the Fiscal Year.

          Section 1.2. "Affiliates" shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty percent (40%) of, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

          Section 1.3. "Annual Business Plan" shall have the meaning set forth in Section 9.1.

          Section 1.4. "Controllable Expenses" shall mean all expenses for labor, food, educational supplies, equipment replacement, office supplies, training, janitorial services, repair and maintenance, utilities, local marketing programs, telephone, vehicle expenses, bad debt, program materials, gas, oil, maintenance, field trip costs, activity costs, promotional expenses, recruiting, insurance and other miscellaneous expenses directly related to the operation of the Facilities as early childhood care and educational centers.
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                                                                               2

          Section 1.5. "Emergency Repairs" shall mean repairs which are necessary, as a result of emergencies, to protect, maintain, or repair the Facilities. Emergencies, for the purposes hereof, shall mean immediate threats of damage or injury to persons or property or immediate threats of violations of law.

          Section 1.6. "Facilities" shall mean the Facilities referred to in the first recital herein.

          Section 1.7. "Fiscal Year" shall mean a period of time commencing on the Fiscal Year Commencement Date occurring during such period and ending on the Fiscal Year Expiration Date for such period or the portion thereof depending upon the commencement date (Section 2.2) and the termination date (Section 12.01).

          Section 1.8. "Fiscal Year Commencement Date" shall mean the date occurring immediately after the Fiscal Year Expiration Date for the prior Fiscal Year.

          Section 1.9. "Fiscal Year Expiration Date" shall mean for each calendar year, the Friday that is the closest to May 31 of that calendar year.

          Section 1.10. "Furniture, Fixtures, and Equipment or FF&E" shall mean furniture, furnishings, light fixtures, outfittings, equipment and all other items of personal property customarily installed in or used in connection with the operation of the Facilities.

          Section 1.11. "Gross Operating Revenues" shall mean all receipts, revenues, income and proceeds of sales of every kind received by Manager from the operation of the Facilities, and shall include, without limitation: tuition payments, including any federal, state or local subsidies relating thereto, registration fees, reservation fees; rent or other payments received from sub-tenants, licensees, and occupants of commercial and retail space located in the Facilities, if any (provided that the income and/or revenue received by any licensees, subtenants or other occupants which are Affiliates of Opco shall not be included in Gross Operating Revenues); the proceeds of insurance received by Opco or Manager with respect to use and occupancy or business interruption insurance; deposits forfeited and not refunded; and any amount recovered in any legal action or proceeding or settlement thereof pertaining to tuition payments, reservation or registration fees or other income from the Facilities which arose out of the operation of the Facilities. Gross Operating Revenues shall exclude all sales and excise taxes and any similar taxes collected as direct taxes payable to taxing authorities; gratuities or service charges collected for payment to and paid to employees; credits or refunds to clients; proceeds of insurance, save and except for proceeds of insurance with respect to use and occupancy or business interruption insurance; proceeds of sales of depreciable property; and proceeds of condemnation.

          Section 1.12. "Ground Lease" means that certain Lease Agreement dated as of the date hereof by and between Propco, as owner, and Opco, as tenant, relating to the Facilities, as such Ground Lease may be amended, modified, supplemented, consolidate, assigned, renewed or extended from time to time.

          Section 1.13. "Independent Auditor" shall mean a reputable national firm of independent certified public accountants, recommended by Manager from time to time and approved by Opco.
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                                                                               3

          Section 1.14. "Kindercare Intellectual Property" means all intellectual property that is necessary or could reasonably be expected to be necessary to operate the Facilities as early childhood care and educational facilities in the manner operated immediately prior to the date hereof, including, without limitation, the trade name "KinderCare Learning Centers" and the trademarks associated with the name "KinderCare Learning Centers" listed on Exhibit B hereto and any computer software systems (including enrollment and accounting systems) used in connection with the Facilities.

          Section 1.15. "KC Leased Property" means those certain fax machines, computers and photocopy machines currently leased by Manager and used at the Facilities.

          Section 1.16. "KC Operating Period" shall mean each of 13 periods of time consisting of four weeks occurring during each Fiscal Year, adjusted for the Fiscal Year ending in May of 2006 to account for the 53 week Fiscal Year.

          Section 1.17. "Loan Agreement" shall mean that certain Loan Agreement dated of even date herewith between Mortgagee and Propco relating to the Facilities, as such agreement may be amended, modified, supplemented or replaced from time to time.

          Section 1.18. "Loan Documents" shall have the meaning given thereto in the Loan Agreement.

          Section 1.19. "Management Commencement Date" shall mean the date Manager assumes management of the Facilities in accordance with the provisions of this Agreement.

          Section 1.20. "Management Fee" shall have the meaning set forth in
Section 10.1 hereof.

          Section 1.21. "Mortgagee" means Morgan Stanley Mortgage Capital Inc, its successors and assigns.

          Section 1.22. "Operating Funds" shall have the meaning set forth in
Section 7.2 hereof.

          Section 1.23. "Other On-Site Expenses" means all capital lease interest, taxes and license fees, and rent under any leased assets used in conjunction with the operation of the FacilitiesSection 1.24. "Propco" means KC Propco, LLC, a Delaware limited liability company and the owner of the Facilities.

          Section 1.24. "Total Net Revenues" means Gross Operating Revenues less any discounts returned.

          Section 1.25 "Total Operating Expenses" means all Controllable Expenses and Other On-Site Expenses, but specifically excluding depreciation and amortization. Other terms are described in the Recitations and the further provisions of this Agreement, and shall have the respective meanings there ascribed to them.

                                   ARTICLE II

                            ENGAGEMENT OF MANAGER AND
                  COMMENCEMENT OF MANAGEMENT OF THE FACILITIES

          Section 2.1. Engagement of Manager to Manage Facilities. Opco hereby appoints Manager as Opco's exclusive agent, subject to the terms of this Agreement, to supervise, direct and control the management and operation of the Facilities, and Manager hereby undertakes and agrees to perform, as the agent of and for the account of Opco, all of the services and to comply with all of the provisions of this Agreement, upon all of the terms and conditions hereinafter set forth.

          Section 2.2. Management Commencement Date and Pre-Commencement Activities. Manager shall assume management and operation of the Facilities at 12:01 A.M. on the date hereof (the "Management Commencement Date").

                                  ARTICLE III

                      OPERATION OF THE fACILITIES AFTER THE
                          MANAGEMENT COMMENCEMENT DATE

          Section 3.1. Duty and Authority of Manager. On and after the Management Commencement Date, except as expressly limited hereby, the Manager shall have the exclusive authority and duty to direct, supervise, manage and operate the Facilities in an efficient and economical manner and to determine the programs and policies to be followed in connection therewith, all in accordance with the provisions of this Agreement and the Annual Business Plan. Manager shall at all times be an independent contractor and not the employee of Opco. Subject to the provisions of this Agreement and the Annual Business Plan, Manager shall have the discretion and control in all matters relating to the management and operation of the Facilities. Without limiting the generality of the foregoing, Manager shall have the authority and duty to:

          A. Hire, supervise, direct the work of, discharge and determine the compensation and other benefits of all personnel working in the Facilities. Manager shall be the judge of the fitness and qualifications of such personnel and shall be vested with discretion in the hiring, training, supervision, direction, discharging, and determination of the compensation and other benefits of such personnel during the course of their employment. It is expressly understood and agreed that all personnel are in the sole employ of Manager or such company as Manager may contract with regarding said personnel and are not in the employ of Opco. Opco will not interfere with or give orders or instructions to personnel employed at the Facilities for any act or omission on the part of such personnel.

          B. Reasonably employ the resources of its corporate office and regional facilities, field managers and personnel to supervise and assist in the operation of the Facilities. Manager shall provide human resources and personnel, administration, forecasting and operations analysis, staff planning, accounting, and oversight over enrollment at each Facility.

          C. Establish all tuition rates and rate schedules, reservation fees, registration fees and fees for ancillary services (such as enrollment in Hooked on Phonics) and, in connection therewith, the supervision, direction and control of the collection, receipt and giving of receipts for all services or income of any nature from the operations of the Facilities. Monitor and implement any federal, state or local tuition subsidy plans and tuition reimbursement plans.

          D. Supervise and maintain complete books and records, including without limitation, the books of accounts and accounting procedures of the Facilities.

          E. Administer sub-leases, license and concession agreements, if any, relating to any space at the Facilities not utilized in the operation of each Facility as an early childhood care and learning center.

          F. Keep the Facilities and the Furniture, Fixtures, and Equipment in good order, repair and condition, including, without limitation, making necessary replacements, improvements, additions and substitutions to the Facilities, subject to the approved Annual Business Plan. Manager shall effect, institute, and/or supervise all decorations, routine construction, maintenance, repairs and alterations, including, but not limited to, the administration of a preventive maintenance program for all mechanical, electrical and plumbing systems and equipment, for the Facilities to ensure that the Facilities will be in compliance with governmental regulations, provided that the costs therefor (unless the same relate to emergencies) are included in the Annual Business Plan or are otherwise approved in writing, in advance, by Opco. Subject to the limitations set forth in and imposed by the Annual Business Plan and the Loan Documents, Manager will have the right to make such alterations, additions or improvements to the Facilities as are customarily made in the operation or comparable Facilities; provided, however, that no structural alterations, additions or improvements involving a fundamental change in the character of the Facilities will be made without Opco's prior written approval. The cost of such customary alterations, additions or improvements will be paid either
     (1) out of the Total Net Revenues and charged directly to current operating expenses of the Facilities, but only to the extent such alterations, additions or improvements represent Total Operating Expenses or (2) will be paid from the Capital Expenditure Account (as defined in the Loan Documents) and capitalized and amortized on the books of the Facilities, all in accordance in the terms and provisions of the Loan Documents. Manager and Opco acknowledge that all of the owned and leased Furniture, Fixtures and Equipment and all other personal property at the Facilities (other than the KC Leased Property and the vans used at the Facilities) is the property of Propco and has been leased to Opco pursuant to the Ground Lease. All replacements for such Furniture, Fixtures and Equipment and all other personal property at the Facilities (other than the KC Leased Property and the vans used at the Facilities) shall be purchased by Manager and Manager shall be reimbursed by Opco. Upon the current expiration date or other earlier termination of the leases or other agreements relating to the KC Leased Property, Manager shall, with the consent of Opco, either arrange for new leases to replace the KC Leased Property or otherwise purchase replacement property for the KC Leased property in accordance with the other terms of this subsection (F). In the event Manager arranges for new leases for any property to replace the KC Leased Property, such lease shall be entered into by Propco and Propco shall then lease the KC Leased Property to Opco pursuant to the Ground Lease.

          G. Negotiate and enter into, on behalf of Opco, service contracts and licenses required in the ordinary course of business in operating the Facilities, including, without limitation, contracts for life/safety systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, transportation and other services which Manager deems advisable.

          H. Negotiate and enter into, on behalf of Opco, agreements relating to registration and enrollment and to provide educational services, including supplemental materials.

          I. Supervise and purchase or arrange for the purchase in the most economical manner of all inventories, provisions, and materials, which, in the normal course of business, are necessary and proper to maintain and operate the Facilities.

          J. Prepare and submit to Opco the Annual Business Plan, as hereinafter described in Section 9.1 hereof.

          K. Provide those benefits, services, and facilities, including joint advertising programs to the extent appropriate (all herein collectively called "Centralized Services"), similar to those furnished to other facilities owned and/or operated by Manager.

          L. Perform such other tasks as are customary and usual in the operation of a well operated early childhood care and education center.

          Section 3.2. Operational Standards. (a) Manager will operate the Facilities at the expense of Opco in accordance with and subject to the provisions of this Agreement and the Annual Business Plan. Manager shall manage the Facilities in a manner normally associated with early childhood care and education centers of similar size, type, or usage in similar locations as the Facilities. Manager shall use due care with respect to the management, maintenance, and protection of, and accounting for, Opco's and Propco's assets.

          (b) Manager shall manage and operate the Facilities and its businesses, services, and sales and shall exercise diligent efforts to do so at all times in a manner consistent with the requirements of all governmental regulations, and the requirements of this Agreement.

          (c) Manager shall implement policies and practices to achieve the following goals:

          (i) To facilitate effective and efficient discharge of its obligations under this Agreement; and

          (ii) To create and enhance goodwill among existing and prospective clients of Opco.

          Section 3.3. Agreements with Related Parties. Manager shall not enter into any contract with an Affiliate of Manager for operating, cleaning, maintaining, repairing or servicing the Facilities without the express prior written consent of Opco, which consent may be evidenced by Opco's approval of the Annual Business Plan.

          Section 3.4. Emergency Repairs. In the event Emergency Repairs are needed at any Facility, Manager is authorized to enter into contracts occasioned by such emergency that provide for expenditures not contemplated by the Annual Business Plan provided the same may be incurred without the consent of the Lender under the Loan Documents. Manager will promptly give Opco written notice of any Emergency Repairs made by Manager.

          Section 3.5. INTENTIONALLY OMITTED.

          Section 3.6. KinderCare Intellectual Property. (a) Manager shall, in connection with the performance of its services under this Agreement, utilize the Kindercare Intellectual Property or such portion thereof as Manager may deem necessary or advisable with respect to the operation of each Facility.

          (b) Notwithstanding the obligations of Manager pursuant to Section 3.6(a) above, Opco acknowledges Manager's ownership of the entire right, title and interest in and to the KinderCare Intellectual Property and all trademark and service mark registrations and applications which use any part of the KinderCare Intellectual Property. Opco acknowledges that its use by Manager in connection with the management and operation of the Facilities shall not create in Opco any right, title or interest in the KinderCare Intellectual Property.

          (c) Opco hereby covenants and agrees it shall not:

          (i) take any action challenging the validity of Manager's right to use the KinderCare Intellectual Property;

          (ii) attack or perform any action, direct or indirect, which might challenge, impair or otherwise adversely affect the validity of the KinderCare Intellectual Property or the Manager's ownership thereof; or

          (iii) adopt or seek to register or take any other action to use or establish rights in any name, mark or word (in English or any other language), symbol, letter or design which is confusingly similar to the KinderCare Intellectual Property.

          (d) The obligations of the parties in this Section 3.6 shall survive any termination or expiration of this Agreement.

          Section 3.7. Compliance with Terms of the Loan Documents. (a) Nothing herein contained shall prevent Opco or Propco, as owner, from encumbering the Facilities by mortgage, deed of trust, or trust deed in the nature of a mortgage.

          (b) Manager hereby acknowledges that it has reviewed the terms of the Loan Documents that have been entered into on the date hereof and the Manager shall use diligent efforts to cause the operation of the Facilities to comply with all terms, conditions, and obligations contained in the Loan Documents or any substitute therefor of which Manager is made aware (provided that Manager shall be under no obligation to ensure that sufficient funds for payment thereof are generated from Facilities operations) and with any leases, Opco's and Propco's organizational documents, or other agreements of which Manager is made aware that are executed by Opco or Propco and that relate to the Facilities. Manager acknowledges that the terms and provisions of the Loan Documents may provide different standards or requirements with respect to certain matters covered by this Agreement. To the extent the provisions of this Agreement are inconsistent with restrictions imposed by the Loan Documents, so long as Manager has been notified in writing of such restrictions, the provisions of the Loan Documents shall govern with respect to the matters covered hereby (and Manager hereby acknowledges receipt of such notice as to any restrictions in the Loan Documents that have been entered into on the date herof).

          (c) Upon the execution of any Loan Documents, Opco or Propco shall furnish Manager with a duplicate copy thereof and shall designate the post office address where notices may be served upon Mortgagee. Manager hereby acknowledges receipt of all Loan Documents executed on the date hereof and agrees that the address where notices to the current Mortgagee may be sent is set forth in Section 11.6 of the Loan Agreement existing as of the date hereof. Manager agrees that, so long as any mortgage constituting a Loan Document shall constitute a lien on the Facilities, when Mortgagee shall request in writing copies of any and all financial or other information, required to be prepared or maintained by Manager, pursuant to the terms and provisions of this Agreement, Manager shall deliver same to Mortgagee as often as Opco may reasonably request. Moreover, Manager shall allow, subject to the restrictions contained in the Loan Agreement, any person designated in writing by Mortgagee to examine, audit, inspect, and transcribe all books of account and all other records relating to or reflecting the operation of the Facilities.

          (d) This Agreement and the rights of Manager hereunder are and shall be expressly subordinate and inferior to the rights of Mortgagee under the Loan Documents and the rights of Propco under the Ground Lease. Manager shall, upon the request of Propco, as owner, or Mortgagee, on ten business days' prior notice, execute and deliver to Propco a subordination and attornment agreement in such form as may be approved by Propco and Mortgagee in their reasonable discretion.

          (e) Manager agrees that from and after the date Manager receives written notice that a mortgage is to be executed and delivered against the interests of Propco or Opco with respect to a Facility, no notice of an Event of Default to Opco or notice of an event which with the passage of time may constitute an Event of Default under this Agreement shall be of any force and effect unless Manager shall simultaneously give notice thereof to Mortgagee and Propco in accordance with the provisions of Section 16.9 hereof. If an Event of Default by Opco shall occur under this Agreement, Manager shall give Mortgagee and Propco notice thereof, Mortgagee and Propco shall have 60 days to cure such Event of Default (unless the Event of Default can be cured with the payment of money in which case, 30 days); provided, however, neither Mortgagee nor Propco shall be obligated to cure or attempt to cure any such Event of Default and further, provided, that if the Event of Default cannot reasonably cured within 60 days, then the time period within which such Event of Default must be cured shall be extended until such time as the Event of Default can be cured with due diligence. In the event that any such Event of Default cannot be cured without either Propco or Mortgagee gaining possession of the Facility, then the cure period shall be extended to the date that is 60 days after Propco or Mortgagee, as applicable, gains possession of the Facility in question, provided Propco or Mortgagee, as applicable, commences an action or takes such steps as are customary in the applicable jurisdiction to recover possession of the Facility within 60 days of receipt of notice of the Event of Default and diligently proceeds thereafter to obtain said possession; provided, however, if the Event of Default cannot reasonably cured within such 60 days, then the time period within which such Event of Default must be cured shall be extended until such time as the Event of Default can be cured with due diligence.

          Section 3.8. Tuition Fees. As part of the Annual Business Plan, Manager will submit to Opco for its approval the rates to be published and charged to members of the general public for tuition, registration and reservation fees relating to each of the programs offered by the Facilities on both a full and half-day basis (hereinafter referred to as the "Rates") during such fiscal year. The Rates, as approved by Opco, may be changed, without Opco's further approval, in Manager's discretion, as Manager may from time to time determine to be in Opco's best interest. In connection with the establishment of Rates, as same may be changed from time to time, Manager shall establish or change Rates on a basis consistent with the goal of maximizing the Total Net Revenues of each Facility.

          Section 3.9. Credit Policies. To the extent Manager decides to accept credit cards as a method of payment of fees from clients, Manager shall establish and implement policies and procedures for verifying, accepting, limiting, and rejecting the credit of clients of the Facilities. In connection with the foregoing, Manager shall make appropriate arrangements to honor such credit card or cards as Manager or Opco may deem desirable. Manager shall utilize its best efforts to make such arrangements on the most favorable terms available.

          Section 3.10. Collection Practices. Manager shall employ its best efforts to collect any and all credit card charges, checks, drafts, and other accounts receivable. Manager shall employ collection agencies and legal counsel, where appropriate, to pursue such claims.ARTI CLE IV

                      TOTAL OPERATING EXPENSES PAID BY OPCO

          Section 4.1. Total Operating Expenses Incurred by Manager on Behalf of Opco. Opco shall reimburse Manager only for such expenses incurred by Manager which are Total Operating Expenses or Capital Expenditures. All other services referred to hereunder shall be rendered and performed by Manager or its Affiliates at their expense and not separately charged to Opco.

          Section 4.2. Debts and Liabilities to Third Parties. All debts and liabilities arising in the course of business of the Facilities which are either Total Operating Expenses or Capital Expenditures are and shall be the obligations of Opco, and, provided such debts and liabilities have been incurred in accordance with the terms and provisions of this Agreement, Manager shall not be liable for any of such obligations by reason of its management, supervision and operation of the Facilities for Opco.

          Section 4.3. Manager Not Obligated to Advance Own Funds. With respect to expenses that are included in Total Operating Expenses or Capital Expenditures, neither Manager nor any of its Affiliates shall be obligated to advance any of its own funds to or for the account of Opco, nor to incur any liability unless Opco shall have furnished Manager with funds necessary for the discharge thereof prior to incurring such liability. If Manager shall have advanced any funds in payment of a permitted expense which is included in Total Operating Expenses or Capital Expenditures in connection with the maintenance and operation of the Facilities, Opco shall reimburse Manager therefor on demand. Notwithstanding the foregoing, Manager shall pay from its own funds all other expenses.

                                   ARTICLE V

                  SUPPORT SERVICES PAID BY MANAGER'S AFFILIATES

          Section 5.1. Normal Consulting Services of Manager's Affiliates. Except as hereinafter provided in Section 5.2, after the Management Commencement Date, the normal consulting services of the corporate officers and employees of Manager's Affiliates, including its corporate executives for operations, sales and marketing, legal, Centralized Services, finance and administration, real estate, and accounting, to be rendered from time to time to Manager in connection with the operations of the Facilities, shall be provided by Manager's Affiliates to Manager and such services shall, to the extent not otherwise included in Total Operating Expenses or Capital Expenditures, be provided at Manager's sole cost and expense and not charged to Opco.

          Section 5.2. Exceptions for Certain Support Services of Manager's Affiliates. Notwithstanding the foregoing, Opco shall reimburse Manager for the following costs: (i) the salaries or wages of any property level employees of Manager or Manager's Affiliates who shall be regularly or temporarily employed or assigned on a full-time basis at the Facilities to the extent such salaries or wages are included in Total Operating Expenses; and (ii) the out- of-pocket expenses of employees of Manager or its Affiliates incurred in connection with the management of the Facilities to the extent such expenses are included in Total Operating Expenses. In no event shall Manager's Affiliates be deemed a party to this Agreement or responsible in any way for Manager's obligations pursuant to this Agreement by virtue of providing the foregoing services to Manager and Opco reimbursing Manager for the Total Operating Expenses in connection therewith.

                                   ARTICLE VI

                              COMPLIANCE WITH LAWS

          Section 6.1. Compliance by Manager and Opco After Management Commencement Date. Manager shall, at the expense of Opco, comply in all material respects with all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any governing authority relating to the management, leasing, use, operation, repair, supervision and maintenance of the Facilities, including, without limitation, the requirements of any insurance companies covering any of the risks against which the Facilities are insured. Manager shall obtain all licenses, permits and approvals from applicable governmental authorities material to the operation of the Facilities as early childhood care and education centers. Unless otherwise directed by Opco, Manager shall, at Opco's expense, promptly remedy any violation of any such governmental regulation which comes to its attention, which remedy shall be carried out solely at Opco's expense (subject to the limitations set forth elsewhere herein) unless caused by an action or omission of Manager not authorized pursuant to this Agreement or unless Manager has failed to fulfill its duty as required in the immediately preceding sentence, in which event all costs shall be paid solely by Manager.

          Section 6.2. Opco's Right to Contest or Postpone Compliance. With respect to a violation of any such laws or rules, Opco shall have the right to contest any of the foregoing and postpone compliance pending the determination of such contest, if so permitted by law and not detrimental to the operation of the Facilities, but in such event, Opco shall indemnify and hold harmless Manager from any loss, cost, damage or expense, as a result thereof.

                                  ARTICLE VII

            AGENCY ACCOUNT, OPERATING FUNDS, AND RESERVE FUND ACCOUNT

          Section 7.1. Agency Account. (a) All monies received by Manager in the operation of the Facilities, including the Operating Funds (defined below) furnished by Opco, shall be deposited in a special account or accounts, including credit card and payroll accounts (collectively called the "Agency Account"), in the Manager's name, as agent of Opco, in the bank or trust company recommended by Manager and approved by Opco. Such monies shall not be commingled with Manager's other funds. Out of the Agency Account, Manager shall pay all operating expenses of the Facilities to the extent included in Total Operating Expenses in accordance with the provisions of this Agreement. Withdrawals from accounts established pursuant to this Article VII shall be signed by representatives of the Manager only, provided such representatives are bonded or otherwise insured, and Manager shall supply Opco with bonds or other insurance upon Opco's request unless said bond or other insurance shall have been placed by Opco and delivered directly by the bonding or insurance company to Opco.

          (b) Manager will maintain the Agency Account on Opco's behalf and all funds received from the operation of the Facilities will be and remain the property of Opco and will be disbursed by Manager only as set forth in this Agreement. Any and all expenses of the Facilities which are included in Total Operating Expenses paid by Manager must pass through the Agency Account. Opco shall have the right from time to time to direct Manager to change either the depository bank or the depository arrangements and Manager shall implement such changes promptly. Opco shall have the right to approve and to maintain control of signature cards for the Agency Account; provided, however, Opco shall not withdraw funds from such accounts except as provided below.

          (c) Manager hereby acknowledges that Propco is entering into the Loan Documents on the date hereof and pursuant to the provisions of the Loan Documents and the Ground Lease has required Opco to agree to certain cash collection and disbursement procedures in connection with the Facilities and Manager, Propco, Mortgagee and Opco have entered into the Cash Management Agreement as of the date hereof in order to reflect those cash collection and disbursement procedures. Manager hereby agrees that notwithstanding the foregoing provisions of this Section 7.1, Manager shall abide by the terms of the Cash Management Agreement and deposit all funds received by Manager in connection with the operation of the Facilities in accordance with the terms and provisions of the Cash Management Agreement. Manager shall not deposit any funds received on Opco's behalf into the Agency Account. Manager shall look solely to Opco for payment of the Operating Funds.

                                  ARTICLE VIII

                     BOOKS, RECORDS AND FINANCIAL STATEMENTS

          Section 8.1. Accounting System. Manager shall keep full and adequate books of account and other records reflecting the results of operation of the Facilities in accordance with generally accepted accounting principles, or as otherwise approved by Mortgagee from time to time, on the basis of its Fiscal Year. The books of account and all other records relating to, or reflecting the operation of, the Facilities shall be available to Opco and its representatives at all reasonable times for examination, audit, inspection and transcription upon forty-eight hours prior notice. Upon termination of this Agreement, all the books and records shall be turned over to Opco to ensure the orderly continuation of the operation of the Facilities, but the books and records shall thereafter be available to the Manager at all reasonable times for inspection, audit, examination and transcription.

          Section 8.2. Financial Statements. (a) Manager shall deliver to Opco all operating, financial and other statements required in accordance with the provisions of Section 4.1.6 (b) and (c) of the Loan Agreement.

          (b) Any disputes as to the contents of any such statements or any accounting matter hereunder, shall be determined by the Independent Auditor whose decision shall be final and conclusive on Manager and Opco. Information relating to other matters pertaining to the management, operation, maintenance, and supervision of the Facilities not covered in such quarterly operating reports as Opco shall reasonably request will be provided to Opco (provided such information is generally within the scope of Manager's other obligations and duties hereunder), on or before forty-five days from and after the end of each calendar quarter during each Fiscal Year.

          (c) Manager hereby acknowledges that it has reviewed the provisions of
Section 4.1.6 (b) and (c) of the Loan Agreement. Delivery of financial and property related reports in accordance with Sections 4.1.6 (b) and (c) of the Loan Agreement shall be deemed compliance with this Article VIII.

                                   ARTICLE IX

                              ANNUAL BUSINESS PLAN

          Section 9.1. Preparation of Annual Business Plan(a) For each Fiscal Year, Manager shall submit an annual business plan for the succeeding Fiscal Year (the "Annual Business Plan") to Opco within five Business Days following the date that such Annual Business Plan is complete, provided that Manager shall submit such Annual Business Plan to Opco not later than the commencement of the Fiscal Year to which such Annual Business Plan relates. The Annual Business Plan shall be prepared in accordance with Manager's standard form of annual business plan, as modified from time to time.

          (b) Within ten (10) business days after the proposed Annual Business Plan is submitted to Opco, Opco shall approve such proposed Annual Business Plan or notify Manager of any revisions therein which Opco deems reasonably necessary. If Opco approves the proposed Annual Business Plan or if the Opco makes revisions to the proposed Annual Business Plan, and Manager does not make reasonable objections to such proposed revisions within ten (10) business days after receipt thereof, then such proposed Annual Business Plan, together with the proposed revisions made by the Opco, shall be deemed thereafter to constitute the Annual Business Plan for the Fiscal Year in question for all purposes hereof. In the event Manager timely makes any reasonable objection to any proposed revision by Opco to the proposed Annual Business Plan, Opco and Manager shall cooperate with each other to resolve any questions with respect to such revisions to the proposed Annual Business Plan and shall use their best efforts to agree upon an approved Annual Business Plan for the Facilities for the Fiscal Year in question prior to the beginning of the Fiscal Year to which such Annual Business Plan relates.

          Section 9.2. Annual Business Plan Disputes. In the event Opco and Manager fail to agree upon an Annual Business Plan for any Fiscal Year, Manager shall continue to manage, maintain, supervise, direct, and operate the Facilities in accordance with the Annual Business Plan for the previous Fiscal Year until a new Annual Business Plan is approved; provided, however, that (i) any item of such proposed Annual Business Plan which has been agreed to by Opco shall be implemented by Manager and (ii) Manager shall be authorized during any interim period to reasonably exceed the budgeted amounts for the various categories of the Annual Business Plan to the extent required to maintain the same level of service provided during the previous Fiscal Year if the cost of such items has increased above the amounts budgeted therefor for the prior Fiscal Year. Notwithstanding the foregoing, in the event Opco and Manager are unable to agree after a reasonable period of time (no later than July 1 of each Fiscal Year or such earlier date as may be specified by the Loan Documents) as to revisions requested by Opco to the proposed Annual Business Plan, Opco shall prevail and the proposed Annual Business Plan shall be deemed approved as so revised by Opco and shall thereafter constitute the Annual Business Plan for the Fiscal Year in question for all purposes hereof. Except as provided above, no action shall be taken under any proposed Annual Business Plan unless and until the proposed Annual Business Plan is approved by Opco. No expenditures shall be made in respect to a proposed Annual Business Plan unless and until the proposed Annual Business Plan is approved by Opco.

          Section 9.3. Deviations from Annual Business Plan. Manager shall diligently pursue all feasible measures to enable the Facilities to adhere to the Annual Business Plan, provided, however, Opco acknowledges and agrees that, notwithstanding any covenant in this Agreement to the contrary, Manager will not be responsible for any variances from the Annual Business Plan. Variations in the Annual Business Plan will not be subject to the prior approval of Opco. Notwithstanding anything herein to the contrary, Manager is not warranting or guaranteeing in any respect that the actual operating results of the Facilities during the period covered by the Annual Business Plan will not materially vary from the projections described in the Annual Business Plan.

          Section 9.4. Loan Documents. Notwithstanding anything to the contrary contained in this Article IX, Manager shall prepare all financial and property related reports for delivery to Mortgagee as required pursuant to the terms of
Section 4.1.6 of the Loan Agreement. Delivery of financial and property related reports in accordance with Section 4.1.6 of the Loan Agreement shall be deemed compliance with this Article IX.

                                   ARTICLE X

                        MANAGER'S FEES AND REIMBURSEMENTS

          Section 10.1. Management Fee. During each Fiscal Year after the Management Commencement Date (and for a fraction of any partial Fiscal Year), in consideration of the services Manager is to render under this Agreement, Manager will be paid a fee ("Management Fee") at the rate of 6.75% of Total Net Revenues per each Fiscal Year. The Management Fee will be paid in installments by deducting such fee from Total Net Revenues immediately following each KC Operating Period at the rate of 6.75% of Total Net Revenues for that Accounting Period. At the end of each Fiscal Year following the annual audit, an adjustment will be made, if necessary, and all sums due either the Manager or Opco shall be paid promptly.

          Section 10.2. Technical or Procurement Services. Service fees for technical or procurement services for the Facilities shall be paid to Manager or its Affiliates if Opco requests such services of Manager, or any other services beyond the scope of services to be provided pursuant to this Agreement. The amount of fees shall be agreed to by Opco and Manager prior to commencing such services. Technical services include renovation coordination, design review, construction management and related services. Procurement services relate to purchase and installation of furniture, fixtures, equipment, and operating equipment of the Facilities.

          Section 10.3 Loan Documents Controlling. Manager hereby acknowledges that Propco is entering into the Loan Documents on the date hereof and pursuant to the provisions of the Loan Documents and the Ground Lease has required Opco to agree to certain cash collection and disbursement procedures in connection with the Facilities and Manager, Propco, Mortgagee and Opco have entered into the Cash Management Agreement as of the date hereof in order to reflect those cash collection and disbursement procedures. Manager hereby agrees that notwithstanding the foregoing provisions of this Article X, the Management Fee will be disbursed from the accounts governed by the Cash Management Agreement at such time and otherwise in accordance with the terms and provisions thereof.

                                   ARTICLE XI

                                    INSURANCE

          Section 11.1. Insurance Coverage. Opco, or Manager at the direction of Opco, shall provide and maintain, at Opco's cost and expense, insurance sufficient to furnish to Opco, Manager, Propco and Lender reasonable and adequate protection in the management and operation of the Facilities and in all cases in a manner that complies with the Loan Documents.

All insurance shall be in the name of Opco, Propco, Lender and Manager as the insured and shall either contain riders and endorsements adequately protecting the interests of Propco, Lender, Manager and Opco as they may appear including, without limitation, provisions for at least thirty (30) days' notice to Propco, Lender, Manager and Opco of cancellation or of any material change therein. Additionally, Opco or Manager, at the direction of Opco, shall insure that any insurance coverage obtained with respect to the Facilities complies with the provisions of the Ground Lease and the Loan Documents. Opco and Manager hereby agree to procure insurance of the type and in the amounts required pursuant to the provisions of the Loan Documents. The procurement of such coverage is hereby deemed to satisfy the requirements of the first sentence of this Section 11.1. Prior to the Management Commencement Date and the commencement of each Fiscal Year thereafter, Manager shall furnish Propo, Lender and Opco with certificates evidencing the insurance coverages required pursuant to this Agreement and with evidence of the payment of premiums therefor.

          Section 11.2. Waiver of Subrogation - Opco Assumes Risk of Adequacy. Opco shall have all policies of insurance provide that the insurance company will have no right of subrogation against either party hereto, their agents or employees. Opco assumes all risks in connection with the adequacy of any insurance or self-insurance program.

                                  ARTICLE XII

                        TERM OF AGREEMENT AND TERMINATION

          Section 12.1. Term. This Agreement shall be for a period commencing on the date hereof and unless sooner terminated as hereinafter provided, shall continue until December 31, 2033 (the "Expiration Date").

          Section 12.2. Early Termination. This Agreement may be terminated in accordance with the following:

          A. If a Facility (i) is sold, conveyed or otherwise transferred to another party, (ii) damaged or destroyed by casualty and Opco has elected not to restore or (iii) taken in a condemnation proceeding and Opco has not elected to restore, then this Agreement shall automatically terminate with respect to such Facility from the date of such sale, casualty or condemnation but shall continue with respect to the other Facilities in accordance with the terms of this Agreement.

          B. If Manager (i) fails to perform any term, covenant or provision of this Agreement and such failure continues for a period of thirty days after written notice from Opco, Propco or Mortgagee specifying such failure to perform or (i) commits gross negligence, fraud or willful misconduct and such gross negligence, fraud or willful misconduct continues for a period of thirty days after written notice from Propco, Opco or Mortgagee specifying such gross negligence, fraud or misconduct (the occurrence of (i) or (ii) above referred to herein as an "Manager Event of Default"), then Opco, Propco or Mortgagee may terminate this Agreement provided such party has obtained the consent of Mortgagee and Rating Agency Confirmation (as defined in the Loan Agreement).

          C. To the extent Manager is obligated to continue to operate the Facilities pursuant to the Loan Documents after the completion of a foreclosure action by Mortgagee or other acquisition of possession of the Property by Mortgagee, then if (i) Manager has not been paid any installment of the Management Fee or any other amount due to Manager under this Agreement ten days after receipt by Opco, Mortgagee or any successor in interest (to the extent noticed to Manager) of written notice of such default from Manager or (ii) Opco or Mortgagee or any successor in interest fails to perform any term, covenant or provision of this Agreement and such failure continues for a period of thirty days after written notice from Manager specifying such failure to perform or (iii) if Opco, Mortgagee or any such successor commits gross negligence, fraud or willful misconduct and such gross negligence, fraud or willful misconduct continues for a period of thirty days after written notice from Manager specifying such gross negligence, fraud or misconduct (the occurrence of (i), (ii) or (iii) above referred to herein as an "Event of Default") then Manager may terminate this Agreement.

          D. Manager hereby acknowledges and agrees that Manager shall not have the right to terminate the Management Agreement except as specifically permitted under Section 12.2 (C) hereof. Section 12.3. Liabilities upon Termination. If either party exercises its right to terminate this Agreement prior to the Expiration Date, the rights and obligations of the parties will cease except as to fees and reimbursements due the Manager or its Affiliates or Opco pursuant to this Agreement, including without limitation, Article X hereof, and claims for non-performance by the Opco against the Manager and other claims of liabilities of either party which accrued or arose before termination.

          Section 12.4. Termination Procedure.

          A. If a termination occurs pursuant to Section 12.2(B), the party electing to terminate shall give the other party written notice of such election. On the date which is ten days after the date of such notice (in the case of a termination under Section 12.2(B)) or thirty days after the date of such notice (in the case of a termination under 12.2(C)), Manager shall cease all activities at the Facilities and shall have no further obligations under this Agreement.

          B. Prior to the date Manager ceases activities at the Facilities, Manager shall be paid any and all fees or expenses due it pursuant to this Agreement, and Manager shall cooperate with Opco in the orderly transfer of management to Opco or Opco's designated agent and take such other actions as required under Section 12.6 below.

          Section 12.5. Certain Opco Defaults. Notwithstanding anything to the contrary contained herein, if any default by Opco hereunder shall have been caused by, or due to the act of, any equity holder in Opco which is an Affiliate of Manager, Manager shall have no claims or rights whatsoever against Opco for such default.

          Section 12.6. Obligations Following Termination. Subject to applicable licensing restrictions with respect to each of the Facilities, upon termination of this Agreement for any reason, Manager shall do, and execute and/or deliver to Opco, the following with respect to the Facilities, all of which shall be done, and executed and/or delivered to Opco, promptly upon termination hereof or as soon thereafter as is reasonably practicable.

          (a) A final accounting, reflecting receipts and disbursements in connection with the operations of the Facilities during the current Fiscal Year through the date of termination.

          (b) Any balance of monies of Opco, including, without limitation, any undisbursed funds in the Agency Account.

          (c) All books and records, service contracts, equipment leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Facilities, including, but not limited to, all original documents.

          (d) All documents and instruments necessary to transfer to Opco or its nominee, to the extent transferable, all permits held by Manager necessary to operate the Facilities.

          (e) Manager will take such further actions as Opco may reasonably require to assure an orderly transition of Facilities operations, including inventories of furniture and equipment and a final accounting.

          (f) Any and all FF&E (along with then existing warranties, operating instructions, and service contracts), operating supplies, keys, locks and safe combinations, reservation lists, ledgers, bank statements for the Agency Account, budgets, accounting books and records, insurance policies, bonds and other documents, memoranda, schedules, lists, contracts, agreements, leases, licenses, correspondence, and other items required for the operation of the Facilities.

          (g) Manager shall remove all its property from the premises of the Facilities.

                                  ARTICLE XIII

                          REPRESENTATIONS AND COVENANTS

          Section 13.1. Opco's Representations. Opco covenants, represents and warrants as follows: (A) as of the date hreof, Opco will be the operator of the Facilities and has full power and authority to enter into this Agreement; (B) throughout the term of this Agreement, Opco will pay, keep, observe and perform all payments, terms, covenants, conditions and obligations under any lease or other concession, any deed of trust, mortgage or other security agreement, and any real estate taxes or assessments covering or affecting the Facilities; (C) the execution of this Agreement is permitted by the limited liability company agreement or other organizational documents of Opco and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Opco; (D) there is no claim, litigation, proceeding or governmental investigation pending, or as far as is known to Opco, threatened, against or relating to Opco, the properties or business of Opco or the transactions contemplated by this Agreement that does, or may reasonably be expected to, materially and adversely affect the ability of Opco to enter into this Agreement or to carry out its obligations under this Agreement; and (E) neither the consummation of the actions contemplated by this Agreement on the part of Opco to be performed, or the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Opco is a party or by which it is bound.

          Section 13.2. Manager's Representations. Manager covenants, represents and warrants as follows: (A) the execution of this Agreement is permitted by the Articles of Incorporation, By-Laws or other organizational documents of Manager and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Manager enforceable in accordance with its terms; (B) there is no claim, litigation, proceedings or governmental investigation pending, or as far as is known to Manager, threatened, against or relating to Manager, the properties or business of Manager or the transactions contemplated by this Agreement that does, or may reasonably be expected to, materially and adversely affect the ability of Manager to enter into this Agreement; and (C) neither the consummation of the actions contemplated by this Agreement on the part of Manager to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Manager is a party or by which it is bound.

                                  ARTICLE XIV

                                   ASSIGNMENT

          Section 14.1. Assignment. Other than that certain Assignment and Subordination of Management Agreement and Management Fees by and among Lender, Opco, Propco and Manager dated as of the date hereof, neither party shall assign or transfer or permit the assignment of transfer of this Agreement without the prior written consent of the other as well as the consent of the Mortgagee; provided, however, that (i) Manager shall have the right, without the consent of Opco, but with the consent of the Mortgagee and upon receipt of Rating Agency Confirmation, to irrevocably and totally assign its interest in this Agreement to any of its Affiliates. In the event of consent by either party to an assignment of this Agreement by the other, no further assignment shall be made without the express written consent of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by either Opco or Manager of its interest in this Agreement shall not relieve Opco or Manager, as the case may be, from their respective obligations hereunder unless the assignee accepts full responsibility for performance of the same.

                                   ARTICLE XV

                   INDEMNIFICATION AND LIMITATION OF LIABILITY

          Section 15.1. Opco's Indemnification. Opco shall hold harmless, indemnify and defend Manager and its Affiliates and their respective agents, employees, officers, directors and shareholders from and against all claims (administrative or judicial), damages, losses and expenses (including, but not limited to, attorneys' fees for pre-trial, trial and appellate proceedings, accounting fees, appraisal fees and consulting and expert witness fees) arising out of or resulting from Manager's activities performed pursuant to this Agreement, any past or future building code or life/safety code violations, and injury to person(s) and damage to property or business by reason of any cause whatsoever in and about the Facilities or elsewhere, and any requirement or award relating to course of employment, working conditions, wages and/or compensation of employees or former employees at the Facilities, unless such injury or damage is caused by the gross negligence or willful misconduct or fraud on the part of Manager, its agents, employees, representatives or independent contractors or by any breach of Manager's obligations under this Agreement. Opco's foregoing indemnification obligation to indemnify Manager and its Affiliates shall extend to any claims between Opco and Manager or its Affiliates arising out of this Agreement or otherwise. Any indemnification shall apply regardless of whether or not said claim, damage, loss or expense is covered by insurance as herein provided.

          Section 15.2. Manager's Indemnification. Manager shall hold harmless, indemnify and defend Opco and its Affiliates, and their respective agents, employees, officers, directors and shareholders, from and against all claims (administrative or judicial), damages, losses and expenses (including, but not limited to, attorneys' fees for pre-trial, trial and appellate proceedings accounting fees, appraisal fees and consulting and expert witness fees) arising out of or resulting from Manager's gross negligence, willful misconduct or fraud or from Manager's breach of its obligations under this Agreement. Manager's foregoing indemnification obligation to indemnify Opco and its Affiliates shall extend to any claims between Manager and Opco or its Affiliates arising out of this Agreement or otherwise. Any indemnification shall apply regardless of whether or not said claim, damage, loss or expense is covered by insurance as herein provided.

          Section 15.3. Indemnification Procedure. Upon the occurrence of an event giving rise to indemnification, the party seeking indemnification shall notify the other party hereto and provide the other party hereto with copies of any documents reflecting the claim, damage, loss or expense. The party seeking indemnification is entitled to engage such attorneys and other persons to defend against the claim, damage, loss or expense, as it may choose. The party providing indemnification shall pay the reasonable charges and expenses of such attorneys and other persons on a current basis within twenty (20) days of submission of invoices or bills. If any claim, lawsuit or action (administrative or judicial) is maintained against Manager, Opco or the Facilities due to allegations or actions arising prior to the Term and the Manager had no involvement with the Facilities prior to the commencement of the Term, Opco shall bear full and complete responsibility for the defense of the Facilities, the Opco, the Manager, specifically including all legal fees and necessary and attendant expenses for the vigorous defense and representation of the interests of the Manager (for pre-trial, trial and appellate proceedings), the Facilities and the Opco. Opco shall support and pay for all legal fees and representations necessary to remove Manager from any claim, action (administrative or judicial), or lawsuit covered by this provision. If any claim, lawsuit or action (administrative or judicial) is maintained against Manager, Opco or the Facilities due to allegations or actions arising prior to the Term and the Manager was the manager of the Facilities prior to the commencement of the Term, Manager shall bear full and complete responsibility for the defense of the Facilities, the Opco, the Manager, specifically including all legal fees and necessary and attendant expenses for the vigorous defense and representation of the interests of the Opco (for pretrial, trial and appellate proceedings), the Facilities and the Manager. Manager shall support and pay for all legal fees and representation necessary to remove Opco from any claim, action (administrative or judicial), or lawsuit covered by this provision.

          Section 15.4. Good Faith Judgment. To the extent that any provision of this Agreement leaves something to the discretion of the Manager, Manager will not be liable for any action taken by Manager in the exercise of its discretion as long as in exercising such discretion, Manager was using its good faith judgment.

                                   ARTICLE XVI

                                  MISCELLANEOUS

          Section 16.1. Severability. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Manager or Opco or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

          Section 16.2. Agency. The relationship of Opco and Manager shall be that of principal and agent. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. Neither party shall borrow money in the name of, or pledge the credit of, the other. Manager's agency established by this Agreement is coupled with an interest and may not be terminated by Opco except in accordance with the terms hereof.

          Section 16.3. Meetings. Opco and Manager shall meet with each other from time to time so that the Manager and Opco may discuss the status of operations and future plans, recommendations and projections. The meetings will be held at mutually convenient dates and locations.

          Section 16.4. Consents. Except as herein otherwise provided, whenever in this Agreement the consent or approval of Opco or Manager is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed, provided that the Mortgagee may refuse consent for any reason or no reason at all. Such consent or approval shall be in writing only and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

          Section 16.5. Applicable Law. This Agreement shall be construed under, and governed in accordance with, the laws of the State of New York.

          Section 16.6. Successors Bound. This Agreement shall be binding upon and inure to the benefit of Opco, its successors and assigns, and shall be binding and inure to the benefit of Manager and its permitted successors and assigns.

          Section 16.7. Headings. Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

          Section 16.8. Incorporation of Recitals. The recitals set forth in the preamble of this Agreement are hereby incorporated into this Agreement as if fully set forth herein.

          Section 16.9. Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by facsimile or sent by certified or registered mail or by Federal Express or other similar overnight mail service, return receipt requested:

To Opco:                       c/o Kindercare Learning Centers, Inc.
                               650 Holladay Street
                               Suite 1400
                               Portland, Oregon 97232
                               Attention:  Eva M. Kripalani, Esq.
                               Facsimile:  503-872-1391

To Manager:                    650 Holladay Street
                               Suite 1400
                               Portland, Oregon 97232
                               Attention:  Eva M. Kripalani
                               Facsimile:  503-872-1391

To Propco:                     c/o Kindercare Learning Centers, Inc.
                               650 Holladay Street
                               Suite 1400
                               Portland, Oregon 97232
                               Attention:  Eva M. Kripalani
                               Facsimile:  503-872-1391

To Mortgagee:                  Morgan Stanley Mortgage Capital, Inc.
                               1585 Broadway, 27th Floor
                               New York, New York 10020
                               Attention:  Christian Malone
                               Facsimile:  212-507-4123

with a copy to:                Morgan Stanley & Co. Incorporated
                               1585 Broadway, 10th Floor
                               New York, New York  10036
                               Attention:  Andrew Berman
                               Facsimile No. (212) 761-0747

and:                           Cadwalader, Wickersham & Taft LLP
                               100 Maiden Lane
                               New York, New York  10038
                               Attention: John M. Zizzo, Esq.
                               Facsimile No. (212) 504-6666

or at such other address as from time to time designated by the party receiving the notice. All notices shall be deemed given when actually received.

          Section 16.10. Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings with respect to the management of the Facilities, and may be changed only by a writing signed by the parties hereto.

          Section 16.11. Manager's Authority Limited. Manager's authority shall be derived wholly from this Agreement, and Manager has no authority to act for or represent Opco except as herein specified.

          Section 16.12. Exclusive Compensation. The payments to be made to Manager hereunder shall be in lieu of all other or further compensation or commissions of any nature whatsoever for the services described herein and this Agreement shall be considered as a special agreement between the parties hereto covering the appointment and compensation of Manager to the exclusion of any other method of compensation unless otherwise agreed to in writing.

          Section 16.13. Property Rights; Third Party Beneficiaries. (a) This Agreement and the rights created hereunder are personal to Opco and Manager and shall not create in favor of Manager any property rights in the Facilities.

          (b) Nothing in this Agreement shall be deemed to create any right in any Person (other than the Mortgagee to the extent provided herein) not a party hereto, and this shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than the Lender to the extent provided herein). It is expressly understood that Lender is and shall be a third party beneficiary of this Agreement.

          Section 16.14. Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses, including without limitation, attorneys' fees.

          Section 16.15. Complimentary/Discount Policies. Manager will be permitted to provide such gratuitous enrollment, services and discount programs to such persons, including, without limitation, employees of Manager, as the Manager shall determine and institute from time to time in its sole discretion.

          Section 16.16. Amendments and Modifications. This Agreement may not be amended, modified, supplemented or surrendered without the prior written consent of all Mortgagees of which the parties have received written notice. Any such amendment, modification, supplement or surrender entered into without the prior written consent of Mortgagee shall not be binding upon Mortgagee or any transferee of the Facilities pursuant to a transfer of title by foreclosure, power of sale, deed in lieu thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                        OPCO:

                                        KC OPCO, LLC, a Delaware limited
                                        liability company


                                        By: /s/ EVA M. KRIPALANI
                                            ------------------------------------
                                            Name: Eva M. Kripalani
                                            Title: Senior Vice President
                                                   and General Counsel


                                        KINDERCARE LEARNING CENTERS, INC., a
                                        Delaware corporation


                                        By: /s/
                                            ------------------------------------
                                            Name:
                                            Title: